PROFESSIONALLY MANAGED PORTFOLIOS

FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of the 5th day of March, 2012, to the Distribution Agreement, dated as of June 15, 2009 (the "Agreement"), is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its series, listed in Exhibit A and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the DSM Global Growth Fund in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PROFESSIONALLY MANAGED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC
By: /s/ Eric W. Falkeis	By: /s/ James R. Schoenike

Name: Eric W. Falkeis	Name: James R. Schoenike

Title: President	Title: President

1/2012

Amended Exhibit A
to the
Distribution Agreement – Professionally Managed Portfolios

Separate Series

Name of Series	Date Added
DSM Large Cap Growth Fund	on or after June 15, 2009
DSM Global Growth Fund	on or after March 5, 2012